EMPLOYMENT AGREEMENT

AGREEMENT dated April 1, 1998 between ACCESS
Pharmaceuticals, Inc. a Delaware corporation located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207-2107, (the "Company"), and Kerry P. Gray, an individual residing at 4939 Stonyford Dr., Dallas, Texas 75287, (the "Executive").

                     W I T N E S S E T H:

WHEREAS, the Company desires that Executive serve as the Company's Chief Executive Officer; and

WHEREAS, in order to induce Executive to agree to serve in such capacity, the Company hereby offers Executive certain compensation and benefits of employment, as described herein.

WHEREAS, Executive is willing to serve in this position on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

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
1.  Employment

The Company hereby agrees to employ Executive and Executive hereby agrees to be employed upon the terms and conditions hereinafter set forth. During the term of this Agreement, Executive shall serve as the Chief Executive Officer of the Company and as a member of the Company's Board of Directors
(the "Board").

Executive shall be responsible to the Board and to an Executive Committee of the Board if one is so designated by the Board of which Executive shall be a member, rendering the services and performing the duties prescribed by the Board.

The Executive agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability. The
Executive shall be employed at the Company's offices in Dallas, Texas, and his principal duties shall be performed primarily in Dallas, Texas, except for business trips reasonable in number and duration.

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
2.  Term

The employment of the Executive hereunder shall begin on the date hereof and shall continue in full force and effect for a period of three (3) years, and thereafter shall be automatically renewed for successive one-year periods unless the Company gives the Executive written notice of termination within six (6) months prior to the end of any such period or until the occurrence of a Termination Date, as defined in Section 5 (the "Term").

3.  Compensation

3.1. As compensation for the Executive's services during the Term, the Company shall pay the Executive an annual base salary at the rate of $240,429, payable monthly on the last day of each month during the Term. Prior to the end of each year during the Term, the Compensation Committee of the Company shall undertake an evaluation of the services of the Executive during the year then ended in accordance with the Company's compensation program at the date hereof (the "Program"). The Company shall consider the performance of the Executive, his contribution to the success of the Company and entitles under common control with the Company (collectively, "Affiliates"), and other factors and shall fix an annual base salary to be paid to the Executive during the ensuring year.

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
3.2 Notwithstanding the foregoing, the Company may change the Program from time to time or institute a successor to the Program, but the Executive's annual base salary shall in no event be less than his annual base salary in effect on the date of change, adjusted regularly to reflect increases in the cost of living and comparable compensation for like positions.

3.3. The executive shall participate in the Company incentive compensation programs in accordance with the following subparagraphs (i) and (ii):

(i) Incentive Plan - The executive shall be covered by the cash bonus plan currently maintained by the Company and shall be afforded the opportunity thereunder to receive a target award of 25% of annual base salary payable in cash and 25% of annual base salary payable in Access Common Stock, to be awarded upon the achievement of reasonable performance goals; provided that the Company may from time to time change the Program or institute a successor to the Program, so long as the Executive continues to be eligible to receive bonus awards of percentages of annual base salary in amounts at least equal to those specified as in effect on the date hereof.

(ii) Stock Option Plan - Executive shall be entitled to participate in the Company's stock option plan. In accordance with this plan the Board may from time to time, but without any obligation to do so, grant additional stock options to the executive upon such terms and conditions as the Board shall determine in its sole discretion. If the Company no longer has a class of stock publicly-traded by reason of a Change in Control

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
of the Company, as defined in Section 5.2, the Company's obligation under this Section 3.3 will be satisfied through options granted by the issuer with public stock then in control of the Company.

3.4 If the Executive is prevented by disability, for a period of six consecutive months, from continuing fully to perform his obligations hereunder, the Employee shall perform his obligations hereunder to the extent he is able and after six months the Company may reduce his annual base salary to reflect the extent of the disability; provided that in no event may such rate, when added to payments received by him under any disability or qualified retirement or pension plan to which the Company or an Affiliate contributes or has contributed, be less than sixty percent of the annual base salary in effect at the time that such disability commenced. If there should be a dispute about the Executive's disability, disability shall be determined by the Board of Directors of the Company based upon a report from a physician, reasonably acceptable to the Executive, who shall have examined the Executive. If the Executive claims disability, the Executive agrees to submit to a physical examination at any reasonable time or times by a qualified physician designated by the Chairman of the Board and reasonably acceptable to the Executive. Notwithstanding any provision in this Section, the Company shall not be obligated to make any payments to Executive on account of disability after the expiration of this Agreement.

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
4.  Executive Benefits

The Executive shall be entitled to participate in all "employee pension benefit plans," all "employee welfare benefit plans" (each as defined in the Employee Retirement Income Security Act of 1974) and all pay practices and other compensation arrangements maintained by the Company, on a basis at least as advantageous to the Executive as the basis on which other executive employees of the Company are eligible to participate and on a basis at least as advantageous to the Executive as the basis on which he participates therein on the date hereof. Executive shall, during the term of his employment hereunder, continue to be provided with such benefits at a level at least equivalent to the initial benefits provided or to be provided hereunder. Without limiting the generality of the foregoing, the Executive shall be entitled to the following employee benefits (collectively, with the benefits contemplated by this Section 4, the "Benefits"):

4.1 The Executive and the Executive's dependents shall be covered by medical insurance comparable in scope to the coverage afforded on the date hereof, with only such contribution by the Executive toward the cost of such insurance as may be required from time to time from other executive officers of the Company. If a Change in Control of the Company, as defined in Section 5.2, shall have occurred, the Company may not change the carriers providing medical insurance immediately before the change without the consent of the Executive, which consent will not unreasonably be withheld.

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
4.2 Life Insurance. Executive shall be entitled to group term life insurance coverage of $400,000, all premiums being paid by the Company.

4.3 Long-Term Disability Insurance. The Company shall maintain in effect long-term disability insurance providing
Executive in the event of his disability (as defined in Section 3 hereof) with compensation annually equal to at least sixty percent (60%) of his annual base salary in effect at the time the disability occurs.

4.4 The Executive shall be entitled to legal holidays and to annual paid vacation aggregating at least four-(4) weeks during any calendar year.

4.5 The Company shall reimburse the Executive from time to time for the reasonable expenses incurred by the Executive in connection with the performance of his obligations hereunder.

4.6 During such times as the Company is eligible and financially qualified to obtain the same, the Company shall maintain directors and officers liability insurance applicable to the Executive in amounts established by the Board of Directors.

Notwithstanding the foregoing, the Company may from time to time change or substitute a plan or program under which one or more of the Benefits are provided to the Executive, provided that the Company first obtains the written consent of the Executive,

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
which the Executive agrees not unreasonably to withhold, taking into account his personal situation.

5.  Termination Date; Consequences for Compensation and
Benefits

5.1. Definition of Termination Date. The first to occur of the following events shall be the Termination Date:

5.1.1 The date on which the Executive becomes entitled to receive long-term disability payments by reason of total and permanent disability;

5.1.2. The Executive's death;

5.1.3. Voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by the Executive at the time of resignation: material reduction in the responsibility, authority, power or duty of the Executive or a material breach by the Company of any provision of this Agreement, which breach continues for 30 days following notice by the Executive to the Company setting forth the nature of the breach ("Resignation with Reason");

5.1.4. Voluntary resignation not accompanied by a notice of reason described in Section 5.1.3 ("General Resignation");

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
5.1.5 Discharge of the Executive by the Company after one of the following events shall have occurred, which event shall be specified in writing to the Executive by the Company at the time of discharge:

(i) a felonious act committed by Executive during his employment hereunder, (ii) any act or omission on the part of Executive not requested or approved by the Company constituting willful malfeasance or gross negligence in the performance of his duties hereunder, (iii) conviction of the Executive or the entry of a plea of guilty or nolo contendere by the Executive to any crime involving moral turpitude, (iv) any material breach of any term of this Agreement by the Executive which is not cured within 30 days after written notice from the Board of Directors of the Company to the Employee setting forth the nature of the breach ("Discharge for Cause");

For purposes of this subparagraph (5.1.5), no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been Discharged for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination (as defined below) from the Chairman of the Audit and Finance Committee of the Board of Directors of the Company stating that in his good faith opinion

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
Executive was guilty of conduct set forth in clauses (i),
(ii), (iii) or (iv) above of this subparagraph (5.1.5) and specifying the particulars thereof in detail.

5.1.6 Discharge of the Executive by the Company not accompanied by a notice of cause described in Section 5.1.5
("General Discharge").

For purposes of this Agreement "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Each Notice of Termination shall be delivered at least sixty (60) days prior to the effective date of termination.

5.2  Consequences for Compensation and Benefits

(a) If the Termination Date occurs by reason of disability, death, General Resignation or Discharge for Cause, the Company shall pay compensation to the Executive through the Termination Date and shall pay to the Executive all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued.

(b)  If the Termination Date occurs by reason of General
Discharge or Resignation with Reason, (i) all stock options held by the Executive shall become

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
immediately exercisable and shall remain exercisable for 30 days after the Termination Date, (ii) the Company shall continue the health coverage contemplated by Section 4.1 for a period of one and a half (1.5) years thereafter, (iii) the Company shall engage for the Executive, at the Company's expense, outplacement services appropriate to the Executive's position, for up to twelve months after the Termination Date, and (iv) the Executive shall be entitled to receive, within 60 days after the Termination Date, the amount set forth in Section 5.2.1.

5.2.1  The Executive's annual base salary at the Termination
Date plus the target bonus for the year in which the Termination Date occurs, multiplied by one and a half (1.5)
(i.e., 1.5 times base salary plus bonus).

5.3 Change in Control. In the event of the occurrence of a Change in Control (as defined below), this Agreement may be terminated by Executive upon the occurrence thereafter of one or more of the following events:

1) Termination by Executive of his employment with the Company may be made within (2) years after a Change in Control and upon the occurrence of any of the following events:
(a.) Failure to elect or re-elect Executive, or removal of Executive, as a director of the Company (or any successor thereto), if Executive shall have been a director of the Company immediately

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
prior to the Change in Control, or the office of the Company which Executive held immediately prior to a Change in Control; however, in a Change in Control as a result of merger or acquisition, it is understood by the parties that the entire Board of Directors of the Company may be dissolved and this Paragraph 5.3(1)(a) will not apply in such case.

(b.) A significant adverse change in the nature or scope of the Executive's authorities, powers, functions, responsibilities or duties as a result of the Change in Control, a reduction in the aggregate of Executive's existing Base Salary and existing Incentive Compensation received from the Company, or termination of Executive's rights to any existing Executive Benefit to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of Executive;

(c.) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets (by liquidation, merger, consolidation, reorganization or otherwise) unless the successor or successors to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 11.5 hereof; or

(d.) The Company shall relocate its principal executive offices or require Executive to have as his principal location of work any location which is in excess of 50 miles from the location thereof immediately prior to the relocation date or to travel from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than ninety (90) calendar days in any consecutive 365-calendar day period without in either case his prior consent.

2) Subsequent to a Change in Control of the Company, the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11.5 hereof or otherwise; or

3) Subsequent to a Change in Control of the Company, any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of Section 5.1.5 hereof.

5.3.1 A Change in Control of the Company shall occur upon the first to occur of the date when (a) persons who were Directors of the Company on April 1, 1998 no longer constitute a majority of the Board of Directors of the Company or (b) a person or group "beneficially owns" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate 50% or more of the outstanding shares of capital stock entitled to vote generally in the election of the Directors of the Company or
(c) there occurs a sale of all or substantially all of the business and/or assets of the Company. If the payments

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made pursuant to this Section 5.3.1 give rise to an excise
tax under the Internal Revenue Code of 1986, the Company shall also pay to the Executive or directly to the Internal Revenue Service in a timely fashion an amount sufficient, after federal and state income taxes, to pay the excise tax so payable and all directly related interest and penalties (whether reported initially or subsequently assessed). In the event of a dispute between the Company and the Executive with respect to the amount contemplated by the preceding sentence, the matter shall be determined (at the Company's expense) by an independent nationally-recognized accounting firm reasonably acceptable to both parties; provided, however, that the Executive shall cooperate with the Company in his tax reporting position and any defense thereof (which the Company shall control) in order to minimize the amount of such payments to the extent the Company has a reasonable legal basis therefore.

5.3.2 If a Change in Control of the Company shall have occurred within six (6) months prior to the Termination Date or the Executive terminates this Agreement under Section 5.3 the Executive will be entitled to receive, within 60 days after the Termination Date, the Executive's annual base salary at the Termination Date plus the target bonus for the year in which the Termination Date occurs multiplied by two
(2) (i.e., two times base salary plus bonus), all stock options held by the Executive shall become immediately exercisable and shall remain exercisable for 30 days after the Termination Date. The Company shall continue the health coverage contemplated by Section 4.1 for a period of two (2) years thereafter.

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
5.4 Liquidated Damages: No Duty to Mitigate Damages The amounts payable pursuant to Sections 5.2 and 5.3 shall be deemed liquidated damages for the early termination of this Agreement and shall be paid to the Executive regardless of any income the Executive may receive from any other employer, and the Executive shall have no duty of any kind to seek employment from any other employer during the balance of the Term.

6.  Indemnification

To the fullest extent permitted by law, the Company shall indemnify the Executive and hold him harmless from and against all loss, cost, liability and expense (including reasonable attorney's fees) arising from the Executive's service to the Company or any Affiliate, whether as officer, director, employee, fiduciary of any employee benefit plan or otherwise.

7.  Agreement Not to Compete

The Executive agrees that, while serving as an Executive of the Company, he will not, without the written consent of the Chairman of the Board of the Company, serve as an employee or director of any business entity other than the Company and its Affiliates, but may serve as a director of a reasonable number of not-for-profit corporations and may devote a reasonable amount of time to

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charitable and community service.  For the period beginning on the Termination Date and continuing for the number of years specified below, the Executive shall not engage, directly or indirectly in any business competitive with that of the Company:

Termination Benefit                            Period
-------------------                            ------
Amount set forth in Section 5.2.1              1 year
Amount set forth in Section 5.3.2              1.5 years
Neither the amount set forth in Section 5.2.1 1 year nor the amount set forth in Section 5.3.2

The Executive may hold stock or a limited partnership interest of 5% or less in any publicly traded entity engaged in such business without violating this Agreement.

8.  Agreement Not to Solicit

For one year following any Termination Date, regardless of the reason, the Executive shall not solicit any employee of the Company or an Affiliate to leave such employment and to provide services to the Executive or any business entity by which the Executive is employed or in which the Executive has a material financial interest. Soliciting a former employee of the Company and its Affiliates to provide such services shall not be a violation of this Agreement.

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
9.  Confidential Information

Unless the Executive shall first secure consent of the Company, the Executive shall not disclose or use, either during or after the Term for a period of five (5) years, any secret or confidential information of the Company or any Affiliate, whether or not developed by the Executive, except as required by his duties to the Company or the Affiliate.

Executive will sign a Confidential Disclosure and Limited
Use Agreement, which shall control over this Agreement if any conflict exists between it and this Agreement.

10.  Arbitration

Any dispute or differences concerning any provision of this Agreement which cannot be settled by mutual accord between the parties shall be settled by arbitration in Dallas, Texas in accordance with the rules then in effect of the American Arbitration Association, except as otherwise provided herein. The dispute or differences shall be referred to a single arbitrator, if the parties agree upon one, or otherwise to three arbitrators, one to be appointed by each party and a third arbitrator to be appointed by the first named arbitrators; and if either party shall refuse or neglect to appoint an arbitrator within 30 days after the other party shall have appointed an arbitrator and shall have served a written notice upon the

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first mentioned party requiring such party to make such
appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties for the purposes, and the award or determination which shall be made by the arbitrator shall be final and binding upon the parties hereto. The arbitrator or arbitrators shall each have not less than five-(5) years experience in dealing with the subject matter of the dispute or differences to be arbitrated. Any award maybe enforced in any court of competent jurisdiction. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

11.  Miscellaneous

11.1  Notices

All notices in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default or termination, by certified mail, return receipt requested, addressed to each party at the address indicated below:

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
If to the Company:
Access Pharmaceuticals Inc.
2600 Stemmons Frwy.
Suite 176
Dallas, TX 75207
Attn: Chief Financial Officer

Copy To:
John J. Concannon III, Esq.,
Bingham Dana LLP
150 Federal Street
Boston, MA 02110

If to the Executive:
Kerry P. Gray
4939 Stonyford Drive
Dallas, TX 75287

Or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving of any notice shall be the date of actual receipt.

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
11.2  Governing Law

This Agreement shall be deemed a contract made and performed in the State of Texas, and shall be governed by the laws of the State of Texas.

11.3  Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or in the interpretation in any other jurisdiction; however, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

11.4  Entire Agreement; Amendment

This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by an party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.


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

11.5  Successors and Assigns

11.5.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Change of Control. As used in this Section 11.5.1, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 11.5.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11.5.2 This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties without the prior written consent of the Company.

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
11.6  Assignability

Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or his estate.

IN WITNESSES WHEREOF, the Company and its officers hereunto duly authorized, and the Employee have signed and sealed this Agreement as of the date first written above.

                             ACCESS PHARMACEUTICALS, INC.

BY: /s/ Kerry P. Gray        BY:/s/ Max Link
   ------------------           -----------------
   Kerry P. Gray                 Max Link, Ph.D.

Title: Executive             Title: Chairman Compensation
                                    Committee of the Board
of Directors
Date: July 14, 1998          Date: April 30, 1998
      --------------               ---------------


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